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ArvinMeritor Reports Third-Quarter Fiscal Year 2009 Results

Announces Sale of Wheels Business Unit

TROY, Mich. (Aug. 4, 2009) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its third quarter ended June 30, 2009.

Highlights

•	Cash flow from operations was $99 million compared to $114 million in the same period last year.

•	Free cash flow was $73 million compared to $59 million in the same period last year.

•	Fully complied with all covenants in its revolving credit facility in June; the debt to EBITDA covenant was met with a comfortable cushion.

•	Signed agreements to divest the majority of its Chassis businesses, and closed selective sales during the quarter.

•	Signed an agreement on Aug. 4, 2009, to sell the Wheels business unit.

•	Awarded new axle business with Navistar and a premier bus manufacturer in China; executed multi-year agreement with Daimler Trucks North America.

         “Although sales are down significantly, our performance this quarter demonstrates a continued diligence to improve ArvinMeritor’s liquidity position through proactive management of working capital, improved operational performance and ongoing cost reduction actions,” said Chairman, CEO and President Chip McClure. “With the completion of several divestitures, we moved closer to our objective of becoming a commercial vehicle company, enabling us to focus on expanding our leadership position in both on- and off-highway markets, as demonstrated by the new contracts we announced this quarter.”

Results for the Third-Quarter Fiscal Year 2009

In the third quarter of fiscal year 2009, ArvinMeritor posted sales of $993 million, down from $1.9 billion, or 47 percent, from the same period last year (42 percent excluding effects of foreign currency). This decrease in sales is due to significantly lower production volumes in most original equipment markets globally.

         Net loss was $162 million, or $2.23 per diluted share, compared to net income of $44 million or $0.60 per diluted share, in the third quarter of fiscal year 2008. Net loss includes losses from discontinued operations of $134 million or $1.84 per diluted share, primarily related to non-cash, after-tax charges of approximately $90 million associated with the divestiture of several of the company’s chassis businesses.

EBITDA from continuing operations, before special items, was $33 million, down $79 million or 71 percent, from the same period last year. Despite sales being down nearly 50 percent in our core Commercial Vehicle Systems business, EBITDA margins in that business only declined by approximately 30 percent, due to operational improvements, the impact of restructuring and other cost reduction initiatives, and positive material performance.

Loss from continuing operations, on a GAAP basis, was $28 million or $0.39 per diluted share, compared to income from continuing operations of $48 million or $0.66 per diluted share in the prior year.

Loss from continuing operations, before special items, was $18 million or $0.25 per diluted share, compared to income from continuing operations, before special items, of $54 million or $0.74 per diluted share a year ago. Special items for the quarter primarily relate to restructuring charges and non-cash charges for a valuation reserve against certain deferred tax assets.

Free cash flow was $73 million in the third quarter, an increase of $211 million from the second fiscal quarter of this year. This increase is due to continued reductions in working capital levels, primarily in accounts receivable and inventory.

Divestiture of Wheels Business

On Aug. 4, 2009, ArvinMeritor entered into a purchase and sale agreement to divest the entirety of its Wheels business – previously a division of the company’s LVS segment – to Iochpe-Maxion, S. A. (Buyer), a Brazilian producer of wheels and frames for commercial vehicles, railway freight cars and castings. The base purchase price is $180 million; actual closing proceeds may vary depending on taxes and the net cash or debt position of the business at closing.

The closing and funding of the entire adjusted purchase price is expected to be on or before Sept. 23, 2009, prior to the end of ArvinMeritor’s fourth fiscal quarter. The agreement also requires certain true-up payments for working capital and other miscellaneous adjustments, on a post-closing basis.

The completion of the transaction is subject to several conditions, including the clearance or waiver of applicable competition law waiting periods in the United States and Mexico, and the fulfillment of Buyer’s committed financing. The Buyer will be pursuing corporate approvals, which are required under Brazilian law.

Divestiture of Chassis Businesses

          As previously announced, in the third quarter of fiscal year 2009, ArvinMeritor completed the sale of its 51-percent stake in Gabriel de Venezuela, substantially completed the sale of its Gabriel Ride Control Products North America business and entered into a binding letter of intent to sell its stake in Meritor Suspension Systems Company. All of these businesses are included in the company’s discontinued operations for the third quarter.

These transactions largely complete the divestiture of Chassis Systems, representing 72 percent of total Chassis revenue based on 2008 sales, including $117 million of pass-through sales, and 87 percent of value-added sales.

The remaining Chassis businesses operate near breakeven and primarily support the company’s suspension module assembly business which is expected to run-off over the next two years as various vehicle programs come to a conclusion.

New Business Wins

During the third quarter, ArvinMeritor announced a long-term supply agreement with Navistar. Effective July 13, Meritor axles are now in standard position on International® medium-duty trucks and IC Bus™ brand school and commercial buses. In addition, ArvinMeritor gains additional standard axle positions on International’s heavy-duty trucks.

The company also completed a multi-year agreement with Daimler Trucks North America this quarter for the supply of axles, brakes and drivelines.

In Asia Pacific, ArvinMeritor signed a supply agreement with Yutong Group Co., Ltd., the largest producer of high-end buses and coaches in the China market, to supply drivetrain components for buses and coaches in China. Production under this agreement is expected to begin at the end of calendar year 2009.

Credit Line Covenant Compliance

          ArvinMeritor was in compliance with the covenants in its revolving credit facility as of June 28, 2009. Stronger cash flow and improved regional cash efficiencies in the third quarter allowed the company to reduce usage of the revolver in the quarter by $145 million.

            In addition, the company has identified actions that should allow it to meet its covenants at the September measurement date and is working diligently to implement those actions. These include executing the sale of Wheels and replacing the U.S. accounts receivable securitization program, as well as continued improvements in working capital. ArvinMeritor is in negotiations with potential lenders for a replacement to its US securitization program. Based on discussions with those lenders and progress to date, the company expects to complete a transaction in August 2009.

If the company is unable to complete these actions by the September measurement date, it is likely that ArvinMeritor will seek and obtain an amendment or waiver to its revolving credit line agreement.

Outlook

While market conditions remain depressed in North America and Europe, South America and Asia Pacific continue to show signs of improvement.

For the fourth quarter of fiscal year 2009 (compared to the third fiscal quarter of 2009), the company anticipates:

•	Revenue to be slightly lower, due largely to seasonal patterns

•	Loss per share, before special items, to be greater

•	Free cash flow, before factoring and restructuring, to be slightly negative

•	Total free cash flow to be negative

“While we anticipate market conditions will remain tough through our fourth fiscal quarter, we are taking appropriate actions that should help offset the impact and allow us to remain in compliance with our year-end credit line financial covenant,” said McClure. “We will continue to proactively manage working capital levels, execute key initiatives and reduce costs, while at the same time positioning the company for a recovery in our key markets.”

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company marks its centennial anniversary in 2009, celebrating a long history of ‘forward thinking.’ ArvinMeritor serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com/ .

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and operating income or loss plus or minus special items. Other non-GAAP financial measures include EBITDA and EBITDA, before special items, and free cash flow. EBITDA is defined as income (loss) from continuing operations before income taxes, depreciation and amortization and loss of sale on receivables. EBITDA, before special items, is defined as EBITDA, plus or minus special items. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry. Free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures for planning and forecasting in future periods.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures or businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Third-Quarter Conference Call

ArvinMeritor will host a conference call and Web cast to present the company’s fiscal year 2009 third-quarter financial results on Tuesday, Aug. 4, 2009, at 9 a.m. (ET).

To participate, call (617) 213-4867, ten minutes prior to the start of the call. Please reference passcode 51892323 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com and selecting the Web cast link from the home page or the investor page.

A replay of the call will be available from 12 p.m. Aug. 4, to 11:59 p.m. Aug. 11, 2009, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 98701091.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions.  There are risks and uncertainties relating to our ability to obtain any needed waiver or amendment to our credit agreement; our ability to finalize the replacement of our U.S. securitization facility in an amount and on terms acceptable to ArvinMeritor; our ability to complete the sale of the Wheels business, including with respect to the competition filings required and other closing conditions; our ability to achieve anticipated or continued cost savings from reduction actions; and our ability to execute the Company’s announced plans for the Body Systems and Chassis Systems businesses of LVS, including the timing and certainty of completion or the terms upon which any sale agreement with respect to any portion of the business may be made and the amount of any exit costs. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; whether we will have sufficient liquidity as we continue to be affected by declining vehicle production volumes; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

ARVINMERITOR, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Sales	$993	$1,877	$3,280	$5,101
Cost of sales	(916)	(1,697)	(3,043)	(4,637)
GROSS MARGIN	77	180	237	464
Selling, general and administrative	(69)	(123)	(228)	(309)
Restructuring costs	(6)	(2)	(78)	(9)
Asset impairments	—	—	(223)	—
Other expense, net	—	—	(1)	(1)
OPERATING INCOME (LOSS)	2	55	(293)	145
Equity in earnings of affiliates	7	12	8	29
Interest expense, net	(22)	(19)	(65)	(65)
INCOME (LOSS) BEFORE INCOME TAXES	(13)	48	(350)	109
Benefit (provision) for income taxes	(12)	3	(665)	(20)
Minority interests	(3)	(3)	(6)	(10)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(28)	48	(1,021)	79
LOSS FROM DISCONTINUED OPERATIONS	(134)	(4)	(179)	(27)
NET INCOME (LOSS)	$(162)	$44	$(1,200)	$52

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.39)	$0.66	$(14.08)	$1.09
Discontinued operations	(1.84)	(0.06)	(2.47)	(0.37)
Diluted income (loss) per share	$(2.23)	$0.60	$(16.55)	$0.72

Diluted average common shares outstanding	72.7	72.9	72.5	72.6

ARVINMERITOR, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited, In millions)

	June 30,	September 30,
	2009	2008
ASSETS:
Cash and cash equivalents	$76	$497
Receivables, trade and other, net	679	1,114
Inventories	401	623
Other current assets	114	218
Assets of discontinued operations	53	—
Net property	523	775
Goodwill	438	522
Other assets	343	925
TOTAL ASSETS	$2,627	$4,674

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT)
Short-term debt	$109	$240
Accounts payable	671	1,287
Other current liabilities	453	610
Liabilities of discontinued operations	87	—
Long-term debt	1,235	1,063
Retirement benefits	617	690
Other liabilities	301	247
Minority interests	26	75
Shareowners' equity (deficit)	(872)	462
TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT)	$2,627	$4,674

ARVINMERITOR, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, In millions)

	Nine Months Ended June 30,
	2009	2008
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(1,021)	$79
Adjustments to loss from continuing operations:
Depreciation and amortization	66	96
Asset impairment charges	223	—
Deferred income tax expense (benefit)	642	(18)
Restructuring costs, net of payments	34	(10)
Pension and retiree medical expense	57	73
Other adjustments to income (loss) from continuing operations, net	17	—
Pension and retiree medical contributions	(78)	(57)
Proceeds from terminations of interest rate swaps	—	28
Changes in off-balance sheet receivable securitization and factoring	(260)	203
Changes in assets and liabilities	51	(324)
Cash flows provided by (used for) continuing operations	(269)	70
Cash flows provided by (used for) discontinued operations, net	(72)	(64)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(341)	6
INVESTING ACTIVITIES
Capital expenditures	(103)	(99)
Acquisitions of businesses and investments, net of cash acquired	—	(43)
Proceeds from disposition of property and businesses	3	9
Proceeds from investments and marketable securities	6	5
Net investing cash flows provided by (used for) discontinued operations	(25)	38
CASH USED FOR INVESTING ACTIVITIES	(119)	(90)
FINANCING ACTIVITIES
Borrowings (payments) on accounts receivable securitization program	(33)	118
Borrowings on revolving credit facility, net	181	—
Repayment of notes	(83)	(5)
Borrowings (payments) on lines of credit and other, net	(4)	6
Net change in debt	61	119
Debt issuance and extinguishment costs	—	(6)
Cash dividends	(8)	(23)
Net financing cash flows provided by discontinued operations	4	2
CASH PROVIDED BY FINANCING ACTIVITIES	57	92
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	(18)	15
CHANGE IN CASH AND CASH EQUIVALENTS	(421)	23
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	497	409
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$76	$432

ARVINMERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

(Unaudited, In millions)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales:
Commercial Vehicle Systems	$683	$1,356	$2,378	$3,628
Light Vehicle Systems	310	521	902	1,473
Total sales	$993	$1,877	$3,280	$5,101
EBITDA:
Commercial Vehicle Systems	$30	$101	$75	$256
Light Vehicle Systems	(1)	16	(268)	38
Total Segment EBITDA	29	117	(193)	294
Unallocated Corporate Costs	(3)	(13)	(25)	(19)
Total EBITDA	26	104	(218)	275
Loss on Sale of Receivables	(1)	(6)	(7)	(15)
Depreciation and Amortization	(19)	(34)	(66)	(96)
Interest Expense, Net	(22)	(19)	(65)	(65)
Benefit (Provision) for Income Taxes	(12)	3	(665)	(20)
Loss from Continuing Operations	$(28)	$48	$(1,021)	$79

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(Unaudited)
(In millions, except per share amounts)

			LVS		Q3 FY 09
	Q3 FY 09		Separation	Income Tax	Before
	Reported	Restructuring	Costs	Charges	Special Items
Sales	$993	$—	$—	$—	$993
Gross Margin	77	—	—	—	77
Operating Income	2	6	1	—	9
Loss from Continuing Operations	(28)	6	1	3	(18)
Diluted Loss Per Share – Continuing Operations	$(0.39)	$0.09	$0.01	$0.04	$(0.25)

Segment EBITDA:
Commercial Vehicle Systems	$30	$5	$—	$—	$35
Light Vehicle Systems	(1)	1	—	—	—
Total Segment EBITDA	$29	$6	$—	$—	$35

Segment EBITDA Margins
Commercial Vehicle Systems	4.4%				5.1%
Light Vehicle Systems	-0.3%				0.0%
Total Segment EBITDA Margins	2.9%				3.5%

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION – RECONCILIATION
Non-GAAP

(Unaudited)
(In millions, except per share amounts)

			LVS	Q3 FY 08
	Q3 FY 08		Separation	Before
	Reported	Restructuring	Costs	Special Items
Sales	$1,877	$—	$—	$1,877
Gross Margin	180	—	—	180
Operating Income (Loss)	55	2	6	63
Income from Continuing Operations	48	2	4	54
Basic Loss Per Share – Continuing Operations	$0.66	$0.02	$0.06	$0.74

Segment EBITDA:
Commercial Vehicle Systems	$101	$—	$—	$101
Light Vehicle Systems	16	1	—	17
Total Segment EBITDA	$117	$1	$—	$118

Segment EBITDA Margins
Commercial Vehicle Systems	7.4%			7.4%
Light Vehicle Systems	3.1%			3.3%
Total Segment EBITDA Margins	6.2%			6.3%

ARVINMERITOR, INC.

EBITDA BEFORE SPECIAL ITEMS RECONCILIATION
Non-GAAP

(Unaudited, in millions)

	Three Months Ended June 30,
	2009	2008

Total EBITDA - Before Special Items	$33	$112
Restructuring Costs, net of minority interests	(6)	(2)
LVS Separation Costs	(1)	(6)
Loss on Sale of Receivables	(1)	(6)
Depreciation and Amortization	(19)	(34)
Interest Expense, Net	(22)	(19)
Benefit (Provision) for Income Taxes	(12)	3
Income (Loss) From Continuing Operations	$(28)	$48

ARVINMERITOR, INC.

FREE CASH FLOW - RECONCILIATION
Non-GAAP

(Unaudited, in millions)

	Quarter Ended
	June 30,
	2009	2008

Cash flows provided by for continuing operations	$117	$121
Capital expenditures – continuing operations	(26)	(46)
Free cash flows provided by continuing operations	91	75

Cash flows used for discontinued operations	(18)	(7)
Capital expenditures – discontinued operations	-	(9)
Cash flows used for discontinued operations	(18)	(16)

Free cash flow – full company	$73	$59